UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 15, 2005
MONTPELIER RE HOLDINGS LTD.
(Exact Name of Registrant
as Specified in Charter)

Bermuda (State or Other Jurisdiction of Incorporation)	001-05805 (Commission File Number)	98-0428969 (IRS Employer Identification No.)
Mintflower Place
8 Par-La-Ville Road
Hamilton HM 08
Bermuda
(Address of Principal
Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 296-5550
Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURE

Item 8.01. Other Events
Risk Factors
     Uncertainty related to estimated losses related to Hurricane Katrina may further impact our financial results.
     On September 12, 2005 we announced that we estimated our potential losses due to the net impact of Hurricane Katrina and the New Orleans flooding to be in the range of $450 million — $675 million. Accordingly, losses from Hurricane Katrina will materially negatively impact our third quarter financial results and our shareholders’ equity. These estimates were based on private industry insured loss estimates, inclusive of offshore energy losses, in the range of $30 billion - $40 billion. These industry loss estimates may increase as the loss adjustment process continues.
     At the time of making the estimates we had received preliminary loss indications and formal loss advices from a limited number of clients. Accordingly, the estimates were based mainly on loss indications to date, industry loss estimates noted above, output from industry and proprietary models and a review of in-force contracts. Actual losses may vary materially from these estimates.
     In addition, our estimates are subject to a high level of uncertainty arising out of extremely complex and unique causation and coverage issues associated with the attribution of losses to wind or flood damage or other perils such as fire, business interruption or riot and civil commotion. For example, the underlying policies generally do not cover flood damage; however, water damage caused by wind may be covered. We expect that these issues will not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments.
     Our actual losses from Hurricane Katrina and the New Orleans flood may exceed our estimates as a result of, among other things, an increase in industry insured loss estimates, the receipt of additional information from clients, the attribution of losses to coverages that for the purpose of our estimates we assumed would not be exposed and inflation in repair costs due to the limited availability of labor and materials, in which case our financial results could be further materially adversely affected.
     A downgrade in our credit rating by rating agencies may materially and negatively impact our business and results of operations.
     In the aftermath of Hurricane Katrina, each of the major rating agencies has placed, or we expect will place, the company’s and Montpelier Reinsurance Ltd.’s ratings on credit watch negative or the equivalent. Ratings have become an increasingly important factor in establishing the competitive position of reinsurance companies. If our ratings are reduced from their current levels by A.M. Best, Moody’s or Standard & Poor’s, our competitive position in the insurance industry would suffer and it would be more difficult for us to market

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our products. A significant downgrade could result in a substantial loss of business as ceding companies and brokers that place such business move to other reinsurers with higher ratings. We can not give any assurance regarding whether or to what extent the rating agencies may downgrade our ratings.
     In addition, a downgrade of Montpelier Reinsurance Ltd.’s A.M. Best financial strength rating below “B++” would constitute an event of default under the company’s letter of credit and revolving credit facility with Bank of America, N.A., and a significant downgrade by A.M. Best or Standard & Poor’s could trigger provisions allowing some cedants to opt to cancel their reinsurance contracts with us. Either of these events could reduce our financial flexibility.
     The current financial strength ratings of Montpelier Reinsurance Ltd. are:
A.M. Best: “A” (Excellent), third highest of fifteen rating levels; Moody’s: “A3” (Good), seventh highest rating of twenty-one rating levels; Standard & Poor’s: “A -” (Strong), seventh highest of twenty-one rating levels.
     These ratings are not evaluations directed to investors in our securities or a recommendation to buy, sell or hold our securities. Our ratings may be revised or revoked at the sole discretion of the rating agencies.
     We have exhausted our retrocessional coverage with respect to Hurricane Katrina and the New Orleans flood losses.
     Based on our current estimate of losses related to Hurricane Katrina and the New Orleans flooding, we believe we have exhausted our retrocession protection with respect to those events, meaning that we have no further retrocession coverage available should our Hurricane Katrina and New Orleans flood losses prove to be greater than currently estimated. However, our retrocession agreements include a reinstatement provision. We can not be sure that retrocessional coverage will be available to us on acceptable terms, or at all, in the future.
     For further discussion of important factors affecting our business, see the section on risk factors in our 2004 annual report on Form 10-K.

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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montpelier Re Holdings Ltd. (Registrant)

September 15, 2005	By:	/s/ Jonathan B. Kim

Dated:	Name:	Jonathan B. Kim
	Title:	General Counsel and Secretary

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